Exhibit 99.1

Contact: William H. Galligan, Kansas City Southern, 816-983-1551, bgalligan@kcsouthern.com

KCS Holds Annual Meeting of Stockholders, Elects Three Directors and Announces

Preferred Dividend

Kansas City, Mo., May 5, 2011 – Kansas City Southern (KCS) (NYSE:KSU) held its Annual Meeting of Stockholders on May 5, 2011 in Kansas City, Missouri. With over 91% of KCS’ outstanding common and preferred stock represented in person or by proxy at the Annual Meeting, the stockholders elected Henry R. Davis, Robert J. Druten and Rodney E. Slater to serve on the KCS Board of Directors until the Annual Meeting of Stockholders in 2014. The stockholders also ratified the Audit Committee’s selection of KPMG LLP as KCS’ independent registered public accounting firm for the year ending December 31, 2011; approved the KCS Annual Incentive Plan for purposes of Internal Revenue Code Section 162(m); approved the 2010 compensation of the KCS named executive officers and selected one year as the preferred frequency of holding future advisory votes on the compensation of the KCS named executive officers.

In addition, the Board of Directors declared a regular dividend of $0.25 per share on the outstanding KCS 4% Non-Cumulative Preferred stock. This dividend is payable on July 5, 2011, to stockholders of record at the close of business on June 13, 2011.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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